Designated Filer:	Twin Haven Capital Partners, L.L.C.
Issuer & Ticker Symbol:	Hawaiian Telcom Holdco, Inc. [HCOM]
Date of Event Requiring Statement:	May 29, 2014

JOINT FILERS’ SIGNATURES

PAUL MELLINGER

By: /s/ Paul Mellinger	Date: June 2, 2014
Name: Paul Mellinger

ROBERT WEBSTER

By: /s/ Robert Webster	Date: June 2, 2014
Name: Robert Webster